Exhibit 2 April 28, 2015

Company name: Nippon Steel & Sumitomo Metal Corporation
Representative: Kosei Shindo, Representative Director and President
(Code no. 5401 Tokyo Stock Exchange first section, Nagoya Stock Exchange, Fukuoka Stock Exchange, Sapporo Stock Exchange)
Inquiries: General Manager, Public Relations Center, Nozomu Takahashi
(TEL +81-3-6867-2135, 2146, 5807)

Notice of Change of the Number of Shares in a Unit of Shares, Share Consolidation, and Partial Amendment of Articles of Incorporation in Conjunction Therewith

Nippon Steel & Sumitomo Metal Corporation (“NSSMC”) hereby announces that NSSMC resolved, at the meeting of the board of directors held today, pursuant to the Companies Act, Article 195, Paragraph 1, to make a partial amendment of the Articles of Incorporation to change the number of shares in a unit of shares, and to submit the matter of the share consolidation to the 91st ordinary general meeting of shareholders scheduled to be convened on June 24, 2015 (the “Ordinary General Meeting of Shareholders”).

Both the partial amendment of the Articles of Incorporation and the share consolidation are to take effect on October 1, 2015, subject to the approval of the proposal regarding the share consolidation at the Ordinary General Meeting of Shareholders.

1. Change of the number of shares in a unit of shares

(1) Reasons for change

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

1 / 8

For the greater convenience of investors and other market participants, all Japanese securities exchanges are promoting an “Action Plan for Consolidating Trading Units”, under which trading units of common shares (number of shares in a unit of shares) for domestically listed companies are uniformly set at 100 shares. In light of the intent of this action plan, NSSMC decided to change the number of shares in a unit of shares from 1,000 shares to 100 shares as of October 1, 2015.

(2) Particulars of change

The number of shares in a unit of shares will be changed from 1,000 shares to 100 shares.

(3) Conditions to change

Partial amendment of the Articles of Incorporation for this matter has been made by the resolution of the meeting of the board of directors in accordance with the provisions of the Companies Act. Such partial amendment of the Articles of Incorporation however is to take effect on October 1, 2015, subject to the approval at the Ordinary General Meeting of Shareholders of the proposal regarding the share consolidation set forth in 2. below.

2. Share consolidation

(1) Objectives of consolidation

As discussed in 1. above, in changing the number of shares in a unit of shares from 1,000 shares to 100 shares, in order to maintain price level of a trading unit and the number of voting rights of shareholders following the change of unit of shares, NSSMC decided to carry out a share consolidation of NSSMC shares under which every 10 shares will be consolidated into 1 share (the “Share Consolidation”).

NSSMC decided to reduce its total number of authorized shares from 20 billion shares to 2 billion shares according to the ratio of the Share Consolidation.

(2) Particulars of consolidation

(i) Class of shares to be consolidated	Common shares
(ii) Consolidation ratio	On October 1, 2015, shares held by shareholders recorded in the latest register of shareholders as of September 30, 2015 will be consolidated at the ratio of 10 shares to 1 share.
(iii) Total number of authorized shares after consolidation	2,000,000,000 shares (20,000,000,000 shares before consolidation)
Pursuant to Article 182, Paragraph 2 of the Companies Act as amended by the Act on Partial Amendment of the Companies Act (Law No. 90 of 2014) scheduled to come into force on May 1, 2015, on the effective date of the Share Consolidation (October 1, 2015), it will be deemed that the Articles of Incorporation is amended as above with respect to the change of total number of authorized shares.

2 / 8

(iv) Number of shares reduced through consolidation

Outstanding shares before consolidation (as of March 31, 2015)	9,503,214,022 shares
Number of shares reduced through consolidation	8,552,892,620 shares
Outstanding shares after consolidation	950,321,402 shares

(v) Number of shareholders reduced through consolidation

The shareholder composition based on the register of shareholders as of March 31, 2015 is as follows:

Number of holding shares	Number of shareholders (percentage of total)	Total number of shares (percentage of total)
Fewer than 10 shares	6,660 (1.29%)	26,854 shares (0.00%)
10 or more shares	511,258 (98.71%)	9,503,187,168 shares (100.00%)
Total	517,918 (100.00%)	9,503,214,022 shares (100.00%)

If the Share Consolidation is carried out, 6,660 shareholders who hold shares fewer than 10 shares each (the total number of shares held by those shareholders is 26,854 shares as of March 31, 2015), will lose status as shareholders.

(vi) Treatment of fractional shares

If any fractional shares arise as a result of the Share Consolidation, pursuant to the provisions of Article 235 of the Companies Act, NSSMC will sell all such fractional shares and distribute the proceeds to shareholders having fractional shares in proportion to their respective fractions.

(3) Conditions to consolidation

Subject to the approval of the proposal regarding the Share Consolidation at the Ordinary General Meeting of Shareholders, the Share Consolidation will take effect on October 1, 2015.

3. Partial amendment of Articles of Incorporation

NSSMC’s Articles of Incorporation will be amended as follows on October 1, 2015 subject to the approval of the proposal regarding the Share Consolidation described in 2. above at the Ordinary General Meeting of Shareholders.

(Underlines reflect the amendments)

Current Articles of Incorporation	Proposal of amendment of Articles of Incorporation
Article 5. The total number of shares which the Company has authority to issue shall be 20,000,000,000.	Article 5: The total number of shares which the Company has authority to issue shall be 2,000,000,000.
Article 6. One thousand (1,000) shares of the Company shall constitute one (1) unit. A holder of one unit of shares shall have one vote at a general meeting of shareholders. 2. (Omitted) 3. (Omitted)

Article 6.

One hundred (100) shares of the Company shall constitute one (1) unit. A holder of one unit of shares shall have one vote at a general meeting of shareholders.

2. (Same as left)

3. (Same as left)

3 / 8

4. Summary schedule

April 28, 2015	Meeting of the Board of Directors
Mid-May 2015 (scheduled)	Meeting of the Board of Directors (resolution to convene a general meeting of shareholders)
June 24, 2015 (scheduled)	91st Ordinary General Meeting of Shareholders
October 1, 2015 (scheduled)	Effective date of change of the number of shares in a unit of shares, share consolidation, and partial amendment of the Articles of Incorporations

(Note)	As set forth above, the effective date of the change of the number of shares in a unit of shares and share consolidation is scheduled to be October 1, 2015, but in relation to book-entry procedures, trades of NSSMC shares by shareholders on each securities exchange, on and after September 28, 2015, will be done in a trading unit (100 shares after the consolidation) based on the assumption of the changes as above being effective.

End

Attached materials

(Reference) Q&A regarding Change of the Number of Shares in a Unit of Shares and Share Consolidation

4 / 8

(Reference)

Q&A regarding Change of the Number of Shares in a Unit of Shares and Share Consolidation

Q1. What is the purpose of the change of the number of shares in a unit of shares and share consolidation?

A1.	For the greater convenience of investors and other market participants, all Japanese securities exchanges are promoting an “Action Plan for Consolidating Trading Units”, under which trading units (the number of shares in a unit of shares) of common shares of domestically listed companies are uniformly set at 100 shares. In light of the intent of this action plan, Nippon Steel & Sumitomo Metal Corporation (“NSSMC”) decided to change the number of shares in a unit of shares from 1,000 shares to 100 shares as of October 1, 2015.

However, in changing the number of shares in a unit of shares from 1,000 shares to 100 shares, in order to maintain price level per a trading unit and the number of voting rights of shareholders following the change of the number of shares in a unit of shares, NSSMC decided to carry out a share consolidation of NSSMC shares under which every 10 shares will be consolidated into 1 share.

Q2. What is the specific schedule going forward?

A2.	The summary (planned) schedule for the change of the number of shares in a unit of shares and share consolidation is as follows:

Mid-May, 2015	Meeting of the Board of Directors (resolution to convene a general meeting of shareholders)
June 24, 2015	Ordinary General Meeting of Shareholders
September 28, 2015*	Change of the trading unit of NSSMC shares to 100 shares
October 1, 2015*	Effective date of the change of the number of shares in a unit of shares and share consolidation
Early November, 2015*	Share consolidation allotment notices sent to shareholders
Early December, 2015*	Beginning of payment of proceeds from sale of fractional shares
*	It is assumed that the proposal for the share consolidation will be approved in the Ordinary General Meeting of Shareholders scheduled to be convened on June 24, 2015.

Q3. Will the share consolidation have any impact on asset value?

A3.	Because NSSMC’s assets and stated capital will remain unchanged after the share consolidation, aside from share market trends and other factors, in theory, there will be no change to the asset value of shareholders’ shares. This is because, after the share consolidation, there will be a tenfold increase in the amount of net assets per share, although the number of shares held by a shareholder will be one-tenth of the original number.

<Example of number of shares/asset value before and after the share consolidation (aside from share market trends and other factors)>

Before share consolidation			Þ	After share consolidation
Number of shares	Net assets per share	Asset value		Number of shares	Net assets per share	Asset value
1,000 shares	300 yen	300,000 yen		100 shares	3,000 yen	300,000 yen

5 / 8

Q4. How will the number of shares and voting rights be affected?

A4.

<Number of shares>

The number of shares held by each shareholder after the share consolidation will be the number of shares obtained by multiplying the number of shares recorded in the latest register of shareholders as of September 30, 2015 by one-tenth (rounded down to the nearest whole share).

The number of NSSMC shares recorded in accounts opened by shareholders with securities companies and other financial institutions will be changed to the corresponding post-share consolidation number of shares on October 1, 2015.

If any fractions of shares arise as a result of the share consolidation, NSSMC will sell them, and pay the proceeds to shareholders whose shares become fractions of shares in proportion to their respective fractions (the specific schedule is as set forth in Question 2).

<Number of voting rights>

Through the share consolidation, the number of shares held by each shareholder will be reduced to one-tenth of the original number, but because the number of shares in a unit of shares will also be changed (from 1,000 shares to 100 shares), there will be no change to the number of shareholders’ voting rights.

Specifically, the number of shares held and number of voting rights before and after the share consolidation and change of the number of shares in a unit of shares are as follows:

	Before share consolidation		Þ	After share consolidation
	Number of shares held	Number of voting rights		Number of shares held	Number of voting rights	Resulting fractional shares
Example 1	2,000 shares	2 votes		200 shares	2 votes	None
Example 2	1,200 shares	1 vote		120 shares	1 vote	None
Example 3	555 shares	none		55 shares	None	0.5 share
Example 4	7 shares	none		None	None	0.7 share

6 / 8

•	In Example 2 and Example 3, the shareholder holds shares constituting less than one unit of shares (after the changes come into effect, 20 shares in Example 2 and 55 shares in Example 3), and may, at its request use the system for selling or purchasing fractional shares in the same way as before.

•	In Example 3 and Example 4, NSSMC will sell fractional shares that arise (0.5 share in Example 3 and 0.7 share in Example 4), and pay the proceeds to shareholders whose shares become fractions of shares in proportion to their respective fractions.

•	In Example 4, the shareholder ceases to hold shares after the share consolidation, and therefore loses its status as a shareholder.

In the case where a shareholder has accounts open with multiple securities companies, in principle, the share consolidation procedures will be carried out with respect to the balance of NSSMC shares registered in the transfer account book of each securities company. Please inquire with your securities company for details.

Q5. Are there any procedures that shareholders must take?

A5.	No special procedures are necessary.

Q6. Is there any way to ensure there are no fractional shares?

A6.	By requesting sale or purchase of shares constituting less than one unit of shares prior to the share consolidation coming into effect, it is possible to avoid having fractional shares.

Your securities dealer will take requests for sale or purchase of shares constituting less than one unit of shares. For shareholders without an account with a securities company, please inquire with the registration agent with respect to the shares set forth in at the end of this document.

Q7. What will happen with the shareholder benefit system?

A7.	Partial changes are planned for NSSMC’s shareholder benefit system from the reference date of the last day of September 2015. After the change of the number of shares in a unit of shares and the share consolidation, the numbers of shares used as benchmarks in the shareholder benefit system will be as follows.

¿	Visit and information session (no change)

Items	Benchmark number of shares held
	Until the end of March 2015	At the end of September 2015	From the end of March 2016 onwards (after the change of the number of shares in a unit of shares and share consolidation)
Invitation to plant visit (lottery)	10,000 or more shares	10,000 or more shares	1,000 or more shares
Invitation to management overview information session (lottery)

7 / 8

¿	Other benefits (Underlining represents change)

Items	Benchmark number of shares held
	Until the end of March 2015	At the end of September 2015	From the end of March 2016 onwards (After change of the number of shares in a unit of shares and share consolidation)
	(Pre-change system)	(Post-change system)
NSSMC calendar sent	7,000 or more shares	5,000 or more shares	500 or more shares
Invitation to Kashima Antlers match (lottery)	5,000 or more shares	50,000 or more shares	5,000 or more shares
Invitation to Kioi Hall Performance (lottery)	50,000 or more shares	50,000 or more shares	5,000 or more shares

[Inquiries]

If you have any questions regarding the change of the number of shares in a unit of shares or share consolidation, please inquire with your securities company or the following registration agent with respect to the shares.

Sumitomo Mitsui Trust Bank, Limited, Stock Transfer Agency Business Planning Department

1-4-1 Marunouchi, Chiyoda-ku, Tokyo

Telephone number:	0120-785-401 (Toll-free for domestic phone calls only)
+81-3-3323-7111 (Phone calls from outside Japan)

Reception hours: 9:00 a.m. to 5:00 p.m. (Excluding weekends and holidays) (Tokyo time)

End

8 / 8